Exhibit 99.1

RenaissanceRe Holdings Ltd. Announces Redemption of 7.30% Series B Preference Shares

PEMBROKE, Bermuda, November 17, 2010 — RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that it has decided to call all of its outstanding 7.30% Series B Preference Shares (NYSE: RNRPRB; CUSIP: G7498P 200) for mandatory redemption on December 20, 2010. The redemption price will be $25 per Series B Preference Share, plus accrued and unpaid dividends to December 20, 2010.

On and after the redemption date, the Series B Preference Shares will no longer be deemed to be outstanding, dividends on the Series B Preference Shares will cease to accrue, and all rights of the holders of the Series B Preference Shares will cease, except for the right to receive the redemption price, without interest thereon, upon surrender of the Series B Preference Shares.

As of today there are 4,000,000 of the Series B Preference Shares outstanding. The notice of redemption has been mailed to registered holders of the Series B Preference Shares today. Requests for additional copies of the notice of redemption and the related materials should be directed to the redemption agent, BNY Mellon Shareowner Services, at Corporate Actions Dept., 480 Washington Blvd., 29th Floor, Jersey City, NJ 07310.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Its business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance, its Lloyd’s operations and certain joint ventures and other investments managed by the Company’s subsidiary RenaissanceRe Ventures Ltd., and (2) Insurance, which principally includes primary insurance.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company’s future business plans. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

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Investor Contact:

RenaissanceRe Holdings Ltd.

Rohan Pai, 441-295-4513

Director of Investor Relations

or

Media Contact:

Kekst and Company

David Lilly or Dawn Dover, 212-521-4800